Ropes & Gray Letterhead


January 26, 2004

U.S. Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549


Re:     Columbia Funds Trust XI -
Columbia Large Cap Growth Fund
Columbia Disciplined Value Fund
Columbia Small Cap Fund
Columbia Small Company Equity Fund
Columbia Growth Stock Fund
Post-Effective Amendment No. 84 under the Securities Act of 1933
Amendment No. 85 under the Investment Company Act of 1940
(Registration Nos. 33-11351 and 811-4978)

Ladies and Gentlemen:
I have reviewed the above-referenced post-effective amendment and believe that it does not contain any disclosures that would render it ineligible to become effective under paragraph (b) of Rule 485.

Very truly yours,

/s/ Michael T. Cappucci

Michael T. Cappucci




ONE INTERNATIONAL PLACE       BOSTON, MA 02110-2624    617-951-7000
BOSTON        NEW YORK        SAN FRANCISCO         WASHINGTON, DC